Exhibit 10.28

Dennis G. Dracup	One Lower Ragsdale Drive
Chairman and Chief Executive Officer	Monterey, CA 93940
Phone 831.648.5811
Fax 831.648.5801
email dennis dracup@languageline.com
wvw.LanguageLine.com

June 5, 2007

Mr. Michel Schmidt

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Dear Michael:

This is to offer you the position of Senior Vice President Finance effective July 23, 2007 and the position of Chief Financial Officer effective August 15, 2007, contingent upon completion of satisfactory reference checks. This is a regular, full-time and exempt employee position. In addition, you will be appointed to the Board of Directors of Language Line Holdings, LLC effective with your appointment and continued employment as CFO of Language Line Services.

The compensation for this position is shown in Attachment A.

You will have access to information of a confidential nature that Language Line Services considers and treats as its trade secret. For this reason, in addition to the provisions in the Code of Conduct regarding trade secrets and solicitation of customers and employees, this offer is contingent upon your agreement that, should your employment with Language Line Services terminate for any reason, you will refrain for a period of one-year post termination from accepting employment or entering into any relationship with the following direct competitors of Language Line Services: Network Omni, Tele-Interpreters, Tele Tech, Certified Languages International, Lionbridge, and Pacific Interpreters. In addition, you agree that this one-year prohibition is necessary to protect Language Line Services* trade secrets including but not limited to its sales and marketing plan and specifications regarding its customers and that, in the event of your resignation for any reason or termination for cause, you can obtain employment in your occupation with businesses other than these direct competitors of Language Line Services.

It is further specifically agreed that Language Line Services shall have the right, as an addition to all the remedies permitted by law and in equity, to restrain any violation, of the Code of Conduct or the agreements herein. You agree that should it be necessary for either party to file any action in court relative to your employment with Language Line Services, venue shall be in the Monterey County Superior Court. The restrictions on unfair competition contained herein and in Language Line Services’ Code of Conduct are not to be construed as permitting acts of unfair competition after a one-year period. It is agreed and understood that you will not at any time, either before or after the one-year period contained herein, engage in acts of unfair competition, which are prohibited by law.

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Language Line Services has an at-will employment relationship with its employees; either you or the company may therefore terminate employment at any time, with or without cause.

Please confirm your agreement with the terms set forth above by your signature on the attached employment acceptance form and return to Language Line Services, together with the enclosed forms.

If you have any questions’ regarding any items in this letter, please do not hesitate to call me for assistance at (831)648-5811

Sincerely,

/s/ Dennis G. Dracup
Dennis G. Dracup
Chairman and CEO

Attachments

I accept your offer of employment and the conditions of employment as set forth in your job offer letter dated June 5, 2007.

/s/ Michael Schmidt		6/6/07
Michael Schmidt	Social Security Number	Date

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Language Line Services

Michael Schmidt Compensation Plan

Attachment A

The following are the components of your compensation.

A.	Salary: Annual Salary of $250,000.00, paid in monthly installments of $20,833.33.

B.	Bonus: You will be eligible for an annual bonus paid at the Executive Officer level, as approved by the Board of Directors and administered according to the Language Line Services Bonus Administrative Document. See Attachment B for detail.

For the year 2007 only, you will be guaranteed a minimum bonus equivalent to 50% of your 2007 paid wages.

C.	Moving Reimbursement: You will be reimbursed for $5,000.00 of relocation expenses, payable within thirty (30) days of your employment.

D.	Incentive Shares: A recommendation will be made to the Board of Directors to grant you 500,000 Management Incentive Shares. The Board will consider this grant recommendation at its August meeting.

In addition, the CEO will recommend to the Board of Directors an additional grant of 250,000 Management Incentive Shares within 180 days of employment, based upon successful fulfillment of job responsibilities and other assigned tasks. The CEO will have sole determination as to whether assigned responsibilities have been successfully achieved.

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